Exhibit 10.3

AMENDED AND RESTATED

MARTEN TRANSPORT, LTD.

EXECUTIVE OFFICER

PERFORMANCE INCENTIVE BONUS PLAN

I.                                         GENERAL

A.                                   Plan Purpose.  In an effort to maintain a position of leadership in the highly competitive business segments in which Marten Transport, Ltd. (the “Company”) competes, it is necessary to promote the financial interests of the Company and its Subsidiaries, including its growth, by attracting and retaining highly qualified executive officers possessing outstanding ability, motivating such executives by means of performance related incentives, and providing incentive compensation opportunities which are competitive with those of similar corporations.  The Amended and Restated Marten Transport, Ltd. Executive Officer Performance Incentive Bonus Plan  (the “Plan”) is designed to assist the Company in attaining these objectives.

B.                                     Cash Bonus Plan.  The Plan is a cash bonus plan and is not intended to be (and shall not be construed and administered as) a deferred compensation plan or an employee benefit plan within the meaning of ERISA.  Bonus Awards under this Plan are intended to be discretionary and shall not constitute a part of an employee’s regular rate of pay for any purpose.

C.                                     Term.  The provisions of the Plan shall continue indefinitely subject to termination by the Company; however, the Committee shall, in its sole and absolute discretion, determine each year whether Bonus Awards will be granted for such year.

D.                                    Definitions.  Unless the context requires otherwise, the following terms when used with initial capitalization have the following meanings:

Award Year — The calendar year for which Bonus Awards, if any, are calculated under the Plan.

Award Year Net Income — The Company’s net income, determined in accordance with generally accepted accounting principles, prior to accounting for the aggregate Bonus Award and related tax effect for the Award Year.

Base Salary — The annual base compensation paid to a Participant for an Award Year and base pay not paid during the Award Year as a result of an earnings reduction election under a Code section 125 cafeteria plan or any deferred compensation plan or other arrangement.

Board — The Board of Directors of the Company.

Bonus Award — The cash bonus payable to a Participant as determined under Section III.A., subject to the terms of the Plan.

Code — The Internal Revenue Code of 1986, as from time to time amended including any related regulations.

Committee — The Compensation Committee of the Board.

Company — Marten Transport, Ltd.

Designated Subsidiary — A subsidiary of the Company that has been designated by the Committee from time to time, in its sole and absolute discretion, as eligible to participate in the Plan.

Eligible Employee — Each Executive Officer of the Company or a Designated Subsidiary who has completed at least one year of continuous service as of December 31 of an Award Year and is employed by the Company or a Designated Subsidiary as of December 31 of an Award Year.

Employer — The Company and any Designated Subsidiary.

ERISA — The Employee Retirement Income Security Act of 1974, as from time to time amended, including any related regulations.

Executive Officer — Each executive officer of the Company who has been elected an executive officer, within the meaning of the rules of the Securities and Exchange Commission, by the Board.

Participant — Each Eligible Employee who is designated as a Participant for an Award Year by the Committee.

Plan — The Marten Transport, Ltd. Executive Officer Performance Incentive Bonus Plan, as evidenced by this written instrument as may be amended from time to time.

Prior Year Net Income — The Company’s net income, as reported in its audited financial statements, for the Prior Year.

Subsidiary — Any entity, corporate or otherwise, in which the Company, directly or indirectly, owns or controls a greater than 50% interest.

II.                                     PARTICIPATION

A.                                   Participants.  Participants will be determined annually by the Committee from among the Company’s Eligible Employees.  Designation as a Participant will apply only for the Award Year for which the designation is made and may include a partial year.

B.                                     Termination of Employment.  In order to be entitled to receive a payment for Bonus Award for an Award Year, a Participant must be actively and continuously employed for at least one year through December 31 of the Award Year for which the Bonus Award is paid; however, the Committee may, in its sole and absolute discretion, pay a Bonus Award to a Participant who has terminated employment prior to December 31 of the relevant Award Year.

III.                                 COMPUTATION AND PAYMENT OF BONUS AWARDS

A.                                   Formula Bonus.

1.                                       Participants.  Subject to Section III.A.2., each Participant will be eligible to earn a Bonus Award if the Award Year Net Income is 110% or more of the Prior Year Net Income.  The Bonus Award for each Participant will be an amount equal to (a) the percentage increase in the Award Year Net Income over the Prior Year Net Income, multiplied by (b) his or her Base Salary; provided, however, that Award Year Net Income (after accounting for the aggregate Bonus Award) cannot be less than 110%  the Prior Year Net Income, in which case the aggregate Bonus Award will be reduced so that the Award Year Net Income (after accounting for the aggregate Bonus Award) is not less than 110% of the Prior Year Net Income; and each Participant’s Bonus Award would then be reduced on a pro rata basis to reflect such limitation.

2.                                       Minimum Performance Threshold.  No Bonus Award will be earned under Section III.A.1. unless:  (a) the Award Year Net Income (after accounting for the aggregate Bonus Award) is at least 110% of the Prior Year Net Income; and (b) the Company’s return on equity for the Award Year (after accounting for the aggregate Bonus Award) is at least equal to the return on equity set forth in the operating budget approved by the Board for the Award Year.

B.                                     Committee’s Discretion.  The Committee may, in its sole and absolute discretion, adjust Award Year Net Income and Prior Year Net Income at any time during or after an Award Year for the purpose of determining Bonus Awards for an Award Year to account for extraordinary items affecting net income.

C.                                     Cash Payment.  Payment of a Bonus Award will be made in cash as soon as practicable following the end of the Award Year, without interest, but in any event by the March 15 following the end of the Award Year.

D.                                    Withholding Taxes.  Notwithstanding any of the foregoing provisions, the Employer shall withhold from any payment to be made hereunder such amounts as it reasonably determines it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the appropriate authorities.

E.                                      Payment in Event of Incapacity.  If any individual entitled to receive any payment under the Plan is, in the judgment of the Committee, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Committee may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Committee; the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual’s spouse, child, parent, or other relative by blood or marriage.  The Committee is not required to see to the proper application of any such payment, and the payment completely discharges all claims under the Plan against the Company, and the Plan to the extent of the payment.

F.                                      Payment in the Event of Death.  Distribution to a deceased Participant will be made to the Participant’s heirs determined pursuant to the applicable laws of inheritance or descent.

IV.                                 PLAN ADMINISTRATION

A.                                   Plan Administration.  The Committee or its delegate has the authority and responsibility to manage and control the general administration of the Plan.  This Plan is not intended to modify or limit the powers, duties or responsibilities of the Committee as set forth under the Charter for the Committee as adopted by the Board from time to time.  Determinations, decisions and actions of the Committee, in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any Participant and any person claiming under or through the Participant.  No employee of an Employer, any member of the Board, any delegate of the Board, or any member of the Committee will be liable for any determination, decision, or action made in good faith with respect to the Plan or any Bonus Award made under the Plan.

B.                                     Compensation Committee.  The Compensation Committee has the sole authority and responsibility to establish the amount of any Bonus Award payable to any Participant.

V.                                     AMENDMENT OR TERMINATION

The Plan may at any time be amended, modified, or terminated, as the Committee in its sole and absolute discretion determines. Such amendment, modification, or termination of the Plan will not require the consent, ratification, or approval of any party, including any Participant.

VI.                                 MISCELLANEOUS

A.                                   Non-Assignability.  A Participant’s rights and interests in and to payment of any Bonus Award under the Plan may not be assigned, transferred, encumbered or pledged other than by will or the laws of descent and distribution; and are not subject to attachment, garnishment, execution or other creditor’s processes.

B.                                     No Contract of Employment.  Neither the Plan, nor any Bonus Award, constitutes a contract of employment, and participation in the Plan will not give any employee the right to be retained in the service of the Company or any Subsidiary or continue in any position or at any level of compensation.

C.                                     Controlling Law.  This Plan and all determinations made and actions taken pursuant hereto to the extent not preempted by federal laws, will be governed and construed by the internal laws of the State of Wisconsin, except its laws with respect to choice of law.

D.                                    Unfunded, Unsecured Obligation.  A Participant’s only interest under the Plan shall be the right to receive either a cash payment for a Bonus Award pursuant to the terms of the Bonus Award and the Plan.  No portion of the amount payable to a Participant under this Plan shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation.  To the extent that a Participant acquires a right to receive a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company, and no trust in favor of any Participant will be implied.